Independence Life and Annuity Company

Assistant Secretary’s Certificate

I, Lisa Wright, Assistant Secretary of Independence Life and Annuity Company, a Delaware corporation (the “Corporation”), DO HEREBY CERTIFY that by unanimous written consent of the Board of Directors of said Corporation dated March 5, 2014, the following resolution was duly adopted and such resolution has not since been modified or rescinded:

Authorization for Certain Officers to Give Powers of Attorney

“RESOLVED that, for the purposes of facilitating the execution and filing of any registration statements of the Company or its separate account and any amendments thereto in compliance with Rule 483 under the Securities Act of 1933, the President, the Senior Vice President and Chief Financial Officer, and the Vice President, Controller of the Company (collectively, the "Officers") are each hereby authorized to designate as their attorneys and agents the Senior Vice President and General Counsel of the Company, and/or such other attorneys or other agents of the Company as the Senior Vice President and General Counsel may designate, and each such Officer is further authorized to execute and deliver to the designated individuals a written power of attorney authorizing such individuals to execute, deliver, and file in such Officer's name, on behalf of the Company or its separate account, any such registration statement or amendment thereto.

WITNESS my hand this 14th day of March, 2014.

____/s/ Lisa Wright_____________
Lisa Wright
Assistant Secretary